                                                                   EXHIBIT 10.50

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS WITH ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.






                                LICENSE AGREEMENT

                                     BETWEEN

                   INTERNATIONAL BUSINESS MACHINES CORPORATION

                                       AND

                           IBIS TECHNOLOGY CORPORATION









FIA-2000-0027                               1

                                TABLE OF CONTENTS

  SECTION                                                                          PAGE

    1.       DEFINITIONS ..............................................             4

    2.       SCOPE ....................................................             7

    3.       LICENSES .................................................             9

    4.       CONFIDENTIAL INFORMATION .................................             9

    5.       COMPENSATION .............................................            13

    6.       TERMINATION ..............................................            17

    7.       REPRESENTATIONS AND DISCLAIMERS ..........................            19

    8.       TECHNOLOGY TRANSFER & TECHNICAL
             ASSISTANCE ...............................................            22

    9.       APPLICABLE LAW ...........................................            24

    10.      MISCELLANEOUS ............................................            26


FIA-2000-0027                                        IBM/IBIS CONFIDENTIAL IBIS
Know-How License 12-18-2000                                Page 2 of 36

             This License Agreement (the "Agreement") is by and between INTERNATIONAL BUSINESS MACHINES CORPORATION (referred to as "IBM") and IBIS TECHNOLOGY CORPORATION (referred to as "IBIS"), each referred to as a "Party" or, collectively referred to as the "Parties".


WHEREAS:     IBIS has previously developed expertise in products for the implantation and annealing of semiconductor wafers with oxygen;

WHEREAS:     IBM has developed an improved method of implantation and annealing;

WHEREAS:     IBIS wishes to operate in its facility implantation machines and associated equipment owned by IBM and/or owned by IBIS;

WHEREAS:     IBIS and IBM wish to execute simultaneously herewith agreements on the consignment of such implantation machines and associated equipment and on the purchase of wafers by IBM implanted and annealed by IBIS;

WHEREAS:     IBIS wishes to sell products incorporating IBM's trade secrets; and

WHEREAS:     IBM wishes to receive royalties from IBIS;


FIA-2000-0027                                        IBM/IBIS CONFIDENTIAL IBIS
Know-How License 12-18-2000                                Page 3 of 36

             NOW THEREFORE, in consideration of the contributions of knowledge and skill in the areas of their respective expertise, in the cooperative undertaking specified herein, and in view of the mutual promises, commitments and efforts relating thereto, it hereby is agreed between the Parties as follows:


1   DEFINITIONS

             Words shall have their normally accepted meanings as employed in this Agreement. The terms "herein", "hereunder" and "hereof", unless specifically limited, shall refer to the entire Agreement. The words "shall" and "will" are mandatory, the word "may" is permissive, the word "or" is not exclusive, the words "includes" and "including" are not limiting and the singular includes the plural. The following terms shall have the described meanings:


1.1 "Confidential Information" shall mean technical and business information relating to oxygen implantation and annealing methods and disclosed by or on behalf of a Party that is subject to the applicable restrictions on disclosure of this Agreement.

1.2 "Consigned Equipment" shall mean the following equipment presently owned by
IBM: two model 1000 oxygen implant tools manufactured by IBIS (IBM tool numbers 36F1070AA and 36F107AD),


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Know-How License 12-18-2000                                Page 4 of 36

Kokusai Furnace (12J0503AA), Mini-environment (15J0518AA), IPEC Accumap (15J0525AA) and Mapper (15J0521AA).

1.5 "Effective Date" shall mean December 15, 2000.

1.6 "IBM Improvements" shall mean any change, upgrade, modification or revision actually introduced into the Licensed Process by IBM and practiced in production of implanted wafers in IBM's East Fishkill facility or in a substitute IBM facility.

1.7 "Licensed Process" shall mean the process for implanting silicon wafers with oxygen and annealing, as practiced for commercial production in IBM's East Fishkill, NY, facility on the Effective Date, referred to within IBM as Route 7M00. IBM represents that the twenty (20) wafers delivered to IBIS on or about November 10, 2000 were implanted and annealed with the Licensed Process. [*].

1.8 "Licensed Product" shall mean: (a) silicon wafers or substrates implanted with oxygen and annealed according to, with the aid of, based on or using information disclosed hereunder (including the Licensed Process) that, as of the date of disclosure, is not excluded from the obligations of confidentiality by the provisions of Section 4.7; and (b) semiconductor devices and integrated circuits formed on silicon substrates licensed according to the preceding clause.


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Know-How License 12-18-2000                                Page 5 of 36

1.9 "Net Revenue" shall mean the price charged or recognized (as determined under United States generally accepted accounting principles) for Licensed Products sold by IBIS in normal, bona fide, commercial transactions, without any deductions other than for duties, taxes, freight and insurance, returns or credit allowances on sales of such Licensed Products to the extent to which such deductions are actually paid or allowed.

         In the case of Licensed Products sold to a Subsidiary or other entity in other than an arm's length transaction, Net Revenue shall be deemed to be the greater of: (a) gross receipts actually received; or (b) gross receipts recognized (as determined under United States Generally Accepted Accounting Principles) for Licensed Products based upon the invoice price generally available to unaffiliated third parties for the sale, lease or disposition of similar quantities of the same type of products or services; without any deductions other than for duties, taxes, freight and insurance, returns or credit allowances on sales of such Licensed Products to the extent to which such deductions are actually paid or allowed.

1.10 "Subsidiary" shall mean a corporation, company, or other entity: (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a Party hereto, but such corporation, company, or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or (ii) which does not have outstanding shares


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Know-How License 12-18-2000                                Page 6 of 36
or securities, as may be the case in a partnership, joint venture or unincorporated association, but fifty percent (50%) or more of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is, now or hereafter, owned or controlled, directly or indirectly, by a Party hereto, but such corporation, company, or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

         Notwithstanding the foregoing, for the purposes of this Agreement, an entity more than 35% of whose shares or ownership interest is owned or controlled by a Party and that has a licensing relationship with such Party covering manufacturing process knowhow and imposing obligations on such Party to provide updated knowhow to such entity shall be deemed to be a Subsidiary of such Party.

1.11 "Term" shall mean the period of time this Agreement is in effect, which will commence on the Effective Date and continue until the expiration of a patent license agreement between the parties executed together herewith, unless sooner terminated pursuant to Section 7.


2   SCOPE

2.1 IBIS agrees to make commercially reasonable efforts to market and sell Licensed Products.


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Know-How License 12-18-2000                                Page 7 of 36

2.2 IBIS shall, at its own expense and within two (2) months after the Effective Date, transfer the Consigned Equipment presently located in IBM's facility in East Fishkill, NY to its facility in Danvers, MA, install and power on the Consigned Equipment. IBIS shall further, at its own expense, exert its best commercial efforts to debug and make available for production the Consigned Equipment by eight (8) months after the Effective Date. Terms for the consignment of the Consigned Equipment shall be set forth in a consignment agreement between the Parties, to be executed concurrently herewith.

2.3 IBM shall disclose the Licensed Process to IBIS as set forth in Section 8 below.

2.4 Each Party shall have a Program Manager and a Technical Coordinator as follows:

               For IBM:         Program Manager:
                                Daniel J. Armbrust

                                Technical Coordinator:
                                Stephen R. Fox


               For IBIS:        Program Manager:
                                Martin J. Reid

                                Technical Coordinator:
                                Robert P. Dolan


         Each Party may change its Program Manager and/or Technical Coordinator by giving written notice to the other Party.


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Know-How License 12-18-2000                                Page 8 of 36

2.5 Each of the Program Managers shall be responsible for the representation of his Party's interest under this Agreement. The Program Managers shall meet on a regular basis to review progress.

2.6 The Technical Coordinators or their designees shall supervise the exchange of information during the course of the Agreement.

3     LICENSES

3.1 IBM hereby grants to IBIS a worldwide, nonexclusive royalty-bearing license, revocable only pursuant to Section 6, under IBM's trade secret rights in the Licensed Process to make, import, export and sell Licensed Products.

3.2 No license is granted in this agreement by a Party to another Party under any patent or trademark.

3.3 Nothing in this Agreement shall be construed as amending or modifying in any way a patent license agreement between the parties signed concurrently herewith.


4     CONFIDENTIAL INFORMATION

4.1 The prior agreement between the Parties concerning confidential information, having a term beginning on March 24, 2000 and


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Know-How License 12-18-2000                                Page 9 of 36
relating to oxygen implantation technology and methods, is terminated as of the Effective Date and all information disclosed thereunder shall be deemed to have been disclosed on the Effective Date. The handling of all confidential information exchanged between the Parties, including any confidential information transferred under the prior agreement shall be in accordance with this Section 4. All further disclosures of confidential information shall only be made in accordance with this Section 4.

4.2 It is understood that receipt of Confidential Information under this Agreement will not create any obligation in any way limiting or restricting the assignment and/or reassignment of employees within the receiving Party.

4.3 For a confidentiality period as set forth below, the receiving Party agrees to use the same care and discretion to safeguard Confidential Information of the disclosing Party and to avoid release of such Confidential Information outside of the receiving Party as it employs with similar embodiments of information of its own which it does not desire to publish, disclose, or disseminate, but in no event less than reasonable care.

4.4 Following the period of confidentiality as specified below, no obligation of any kind is assumed by, or is to be implied against the receiving Party with respect to any Confidential Information of the disclosing Party and the receiving Party will be free to disclose, publish and disseminate such Confidential Information to others without limitation.


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Know-How License 12-18-2000                                Page 10 of 36

4.5 Disclosure of such Confidential Information of the disclosing Party will not be precluded if such disclosure is:

         (a) in response to a valid order of a court or other governmental body; provided, however, that the receiving Party will first have given notice to the disclosing Party and made a reasonable effort to obtain a protective order requiring that the information and/or documents so disclosed be used only for the purposes for which the order was issued; or

         (b) otherwise required by law (including, without limitation, applicable securities laws).

4.6 The obligations of confidentiality herein shall not apply to information that:

         (a) Is already in the possession of the receiving Party or any of its Subsidiaries without obligation of confidentiality;

         (b) Is independently developed by the receiving Party or any of its Subsidiaries;

         (c) Is or becomes publicly available without breach of this Agreement;


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Know-How License 12-18-2000                                Page 11 of 36

         (d) Is rightfully received by the receiving Party from a third party;

         (e) Is released for disclosure by the disclosing Party with its written consent; or

         (f) Is required to be disclosed in a patent application.

4.7 All disclosures under this Agreement of Confidential Information by IBM or IBIS, as the disclosing Party, shall preferably be made by or under the supervision of its Technical Coordinator, or his designee, to the receiving Party's Technical Coordinator, or his designee. Any such designee shall be identified by a Party's Technical Coordinator in writing to the Technical Coordinator of the other Party. In the event of inadvertent disclosure from one Party to another, either Party may give notice to the other Party within six (6) months of such inadvertent disclosure that such inadvertently disclosed information was confidential and not within the scope of this Agreement and the receiving Party shall promptly return such information and cease use thereof.

4.8 All disclosures of information will be deemed to be nonconfidential unless specifically designated at the time of disclosure as including the Confidential Information of a Party.

4.8.1 Notwithstanding the foregoing, Inventions created and Confidential Information disclosed in the course of joint work or discussions between the Parties shall be deemed to be the Confidential


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Know-How License 12-18-2000                                Page 12 of 36

Information of the employer(s) of the individuals creating or disclosing them, whether or not the pertinent information is marked or summarized in a resume. The Parties agree to make reasonable efforts to document and mark such joint work or discussions.

4.9 IBIS's obligations of confidentiality with respect to the Licensed Process shall extend until December 31, 2010. The confidentiality obligations of the Parties with respect to confidential information disclosed hereunder, other than the Licensed Process, shall extend until December 31, 2005.

5     COMPENSATION

5.1 IBIS shall pay to IBM a nonrefundable technology transfer fee of [*] upon the signing of this Agreement.

5.2 From the Effective Date, and continuing through the Term, for each Licensed Product sold, IBIS shall pay to IBM in the United States of America a royalty comprising [*] of Net Revenue for each such Licensed Product sold by IBIS.

5.3 The royalties of this Section 5 shall accrue when a Licensed Product is first sold. For the purpose of determining such royalty, Licensed Products shall be considered sold when invoiced. If not invoiced, then Licensed Products are to be considered sold when delivered or when paid for, if paid for before delivery. If not invoiced,


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Know-How License 12-18-2000                                Page 13 of 36
delivered or paid for before delivery, Licensed Products are to be considered sold at the earlier of when put into use or when possession is transferred to a third party. When Licensed Products are sold in conjunction with other products or services provided by IBIS, IBIS agrees to separately invoice such Licensed Products from such other products or services.

5.4 Accrued royalties shall be calculated and paid on a quarterly basis. Within thirty (30) days of the end of a calendar quarter, IBIS shall deliver to IBM a report showing the number of Licensed Products sold during such quarter, the Net Revenue from such Licensed Products during such quarter, and the royalties payable thereon. At such time, IBIS shall also make payment of such payable royalties. Any royalties paid to IBM are nonrefundable, but overpayments shall be credited against future royalties due hereunder. IBIS may deduct from the accrued royalties calculation in this Section 6.6 those royalties accrued on Licensed Products which have been returned to IBIS or for which credit allowances have been made.

5.5 For a period ending two (2) years after the expiration or termination of this Agreement, IBIS agrees to maintain adequate documentation and accounting records for demonstration of compliance with all the provisions of this Agreement, including the provisions concerning disclosure and use of the Licensed Process. At IBM's request and expense, and upon thirty (30) days written notice to IBIS, IBIS shall permit IBM or a mutually acceptable independent third party auditor


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Know-How License 12-18-2000                                Page 14 of 36
and/or technical expert to review all such documentation and accounting records and/or to inspect IBIS's facilities during regular business hours.

5.6 IBIS shall be liable for interest on any and all overdue payments, fees, and royalties required to be made to IBM under this Agreement, commencing on the date such overdue payment, fee, or royalty becomes due, at an annual rate of eighteen per cent (18%). If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefor is being asserted, the interest rate shall be reduced to such maximum legal rate. Nothing in this Section 5.6 shall limit IBM's rights under Section 6.

5.7 IBIS shall bear and pay, and indemnify and hold IBM harmless from any and all taxes (including, without limitation, sales, use, royalty, value added, and property taxes) imposed by any national government (including any political subdivision thereof) of any country, as the result of the existence of this Agreement or the exercise of rights hereunder, and IBM shall not be responsible for any taxes that arise from the foregoing. Notwithstanding the foregoing, IBIS shall not be liable for any taxes or assessments arising from the purchase by IBM of goods and services hereunder or based on the net income of IBM.

5.8 IBIS shall pay all royalties and other payments due hereunder in the United States of America in United States dollars.


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Know-How License 12-18-2000                                Page 15 of 36

5.9 All royalties, fees, and payments to IBM that result from this Agreement are to reference this Agreement and the license number assigned thereto and be sent by electronic funds transfer to the following address:

               International Business Machines Corporation
               The Bank of New York
               1 Wall Street
               New York, New York 10286
               United States of America
               Credit Account No. 890-0209-674
               ABA No. 0210-0001-8


               A written statement containing the same information shall be mailed to:

               Director of Licensing
               International Business Machines Corporation
               North Castle Drive, MD - NC119
               Armonk, New York, 10504-1785
               United States of America
               FAX: (914) 765-4380

with a copy to:

               Michael Poponiak
               International Business Machines Corporation
               2070 Route 52
               Hopewell Junction, NY 12533;


               Each Party may change the person to receive notice or its address for receiving notice by giving written notice to the other Party.


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Know-How License 12-18-2000                                Page 16 of 36

6     TERMINATION

6.1 In the event of any material default, the non-defaulting Party may give written notice of such default (a "NOTICE OF DEFAULT") to the defaulting Party. If the defaulting Party fails to cure such default within a cure period of thirty (30) days after receiving the Notice of Default, the non-defaulting Party may then terminate this Agreement by a second written notice (a "NOTICE OF TERMINATION") to the defaulting Party. The Notice of Termination shall be effective upon receipt.

6.2 Notwithstanding Section 6.1, in the event of any material default specified in this Section 6.2, the non-defaulting Party may immediately terminate this Agreement by giving a Notice of Termination without any Notice of Default. The Notice of Termination shall be effective upon receipt. Circumstances where such immediate termination is permitted by a Party are:

         (a) If the other Party becomes insolvent, is dissolved or liquidated, has a petition in bankruptcy, reorganization, dissolution or liquidation or similar action filed by or against it, is adjudicated a bankrupt, or has a receiver appointed for its business.

         (b) If the other Party has all or a substantial portion of its capital stock or assets expropriated or attached by any government entity.

         (c) If the other Party makes an assignment for the benefit of creditors.


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Know-How License 12-18-2000                                Page 17 of 36

         (d) If the other Party is subject to property attachment, court injunction, or court order materially affecting its operations under this Agreement.

         (e) If the other Party breaches its obligation of confidentiality under
Section 4.

         Circumstances where such immediate termination is permitted by IBM are:

         (f) If IBIS materially breaches the terms of its license under Section 3.

6.3 If this Agreement is terminated by IBM due to material default under this Agreement by IBIS:

         (a) all IBM Confidential Information previously transferred to, or in the possession of, IBIS shall be returned, at IBIS's expense, to IBM forthwith, but no later than thirty (30) days from the date of termination; (b) the licenses granted to IBIS in Section 3 shall terminate.

6.4 If this Agreement is terminated by IBIS due to material default under this Agreement by IBM:


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Know-How License 12-18-2000                                Page 18 of 36

         (a) the licenses (and royalty obligations) of Section 3.1 and 5 shall survive; and b) each Party's obligations of confidentiality shall survive.

6.5 In the event of termination by either Party for any reason, all financial obligations due or accrued hereunder as of the date of termination shall remain payable.

6.6 Except as stated in Sections 6.3, 6.4, and 6.5, to the extent a particular right or obligation herein does not have a specifically identified survival period, all rights and obligations in this Section or in any other Section in this Agreement which by their nature survive the expiration or termination of this Agreement will remain in effect beyond any termination for the time period reasonably necessary to accomplish their purpose and shall bind and inure to the benefit of the parties, their legal representatives and successors. By way of example and not as a limitation, sections 7, 9 and 10 shall survive any expiration or termination of this Agreement.


7     REPRESENTATIONS AND DISCLAIMERS

7.1 IBIS recognizes that equipment and wafer purchases are complex decisions and that IBM can make no commitment that IBM or IBM's Subsidiaries will purchase any products from IBIS.


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Know-How License 12-18-2000                                Page 19 of 36

7.2 This Agreement is nonexclusive. IBM and IBIS recognize and agree that each has been and may continue to be active in the development of technology, and/or manufacture and sale of products indirectly or directly relating to the technologies, processes and products contemplated by this Agreement, and IBIS acknowledges and agrees that IBM will not be precluded by this Agreement from pursuing such activities independent of IBIS, including with third parties, and further, IBM acknowledges and agrees that IBIS will not be precluded by this Agreement from pursuing such activities independent of IBM, including with third parties.

7.3 IBM and IBIS each represent that they have the right to disclose the information disclosed hereunder and to grant the licenses granted hereunder.

7.4 Nothing contained in this Agreement will be construed as:

7.4.1 conferring on either Party any rights to use in advertising, publicity, or other marketing activities any name, trade name, trademark, or other designation of the other Party hereto, including any contraction, abbreviation, or simulation of any of the foregoing without the prior written and signed agreement of the other Party; or

7.4.2 conferring by implication, estoppel, or otherwise upon either Party hereunder any license or other right except the licenses and rights expressly granted hereunder to a Party hereto; or


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Know-How License 12-18-2000                                Page 20 of 36

7.4.3 a warranty or representation that the manufacture, sale, lease, use, or other disposition of systems, processes, circuits, devices, packages, software, and products licensed hereunder will be free from infringement of intellectual property rights of third parties; or

7.4.4 a warranty that the recipient Party will successfully manufacture products, or a particular volume of products, using the Licensed Process; or

7.4.5 an obligation on either Party to bring or prosecute actions or suits against third parties for infringement, or to defend actions or suits from third parties for infringement, or to secure and/or maintain any of its intellectual property rights; or

7.4.6 in any way limiting the rights which a Party has outside the scope of this Agreement.

7.5 ALL INFORMATION, TECHNOLOGY, IMPROVEMENTS, INVENTIONS, CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY RIGHTS, BACKGROUND INTELLECTUAL PROPERTY RIGHTS, LICENSED PROCESS, PRODUCTS, MATERIALS, ASSISTANCE, AND SERVICES PROVIDED BY EITHER PARTY HEREUNDER ARE PROVIDED "AS IS" WITHOUT ANY WARRANTY OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF NONINFRINGEMENT AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


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Know-How License 12-18-2000                                Page 21 of 36

7.6 Each Party acknowledges its responsibility to make its own evaluation of the risks of bringing any product based on information provided under this Agreement to market, or otherwise to use such information.

7.7 Each Party disclaims any warranty that the recipient will be able to reproduce the results of the disclosing Party and each Party acknowledges that it may be not be able to use disclosed information without further research and development.

7.8 IBM disclaims any warranty under Section 2-312 of the Uniform Commercial Code that the information disclosed hereunder or that the transfer by IBIS of articles made by IBIS with the aid of such information will be free of claims of infringement of patents of third parties. IBIS disclaims any warranty under
Section 2-312 of the Uniform Commercial Code that information disclosed hereunder or that the transfer by IBM of articles made by IBM with the aid of the such information will be free of claims of infringement of patents of third parties. Nothing in this Agreement will override these disclaimers or operate, expressly or by implication, to grant a warranty of noninfringement of third party patents.

8     TECHNOLOGY TRANSFER AND TECHNICAL ASSISTANCE

8.1 Subject to Sections 8.2 and 8.3, IBM shall provide to IBIS in IBM's facilities in the United States the recipe for the Licensed Process and limited technology transfer and technical assistance in operation, setup and qualification procedures for the Licensed Process.


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

8.2 During the period from the Effective Date through three (3) months from the Effective Date, IBM agrees to provide at no additional cost to IBIS technology transfer and technical assistance as provided in Section 8.1 up to a total limit of two hundred fifty (250) person-hours.

8.3 The IBM and IBIS Technical Coordinators shall keep accurate records of all limited technical assistance performed and shall compare records for accuracy and provide access to such records to the other Party once a quarter or pursuant to a schedule mutually agreed to. Queries made by IBIS from its facilities shall be logged at a minimum of one person-hour.

8.4 IBIS, at its own cost and expense, shall be responsible for acquiring the necessary equipment, materials, and services required to implement the Licensed Process.

8.5 After the earlier to occur of the exhaustion of the two hundred fifty hundred (250) person-hours of the limited transfer assistance and limited technical assistance specified in Sections 8.1 and 8.2 and the expiration of the three month period specified in Section 8.2, IBM agrees to provide, in IBM's facilities in the U.S.A., up to an additional one hundred twenty (120) person-hours of transfer assistance and technical assistance to IBIS, subject to the availability of requisite personnel within IBM, for a period ending on six
(6) months after the Effective Date. IBIS agrees to pay IBM for such limited additional transfer and technical assistance provided to IBIS at a rate that is the higher of Two Hundred


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Know-How License 12-18-2000                                Page 23 of 36
and Fifty ($250.00) dollars per person-hour or the then-current rate, plus reasonable travel and living expenses. IBIS may make site visits to IBM's East Fishkill facilities upon reasonable notice to IBM and upon mutual agreement of the Parties. A maximum of five (5) IBIS employees may visit IBM's facilities at any one time. The travel and living expenses of such visiting IBIS employees shall be at the sole expense of IBIS. The amount of limited additional transfer assistance and technical assistance shall be defined and determined by mutual agreement.

8.6 IBM shall invoice charges monthly for the limited additional transfer assistance and technical assistance provided for in this Section 8.

8.7 IBM shall be under no obligation hereunder to provide transfer or technical assistance to any person or entity other than IBIS, and in particular, not to suppliers or customers of IBIS.

8.8 IBM will not be obligated to disclose to or to grant rights under IBM Improvements to IBIS, but may make such disclosure and/or grant such rights in its sole discretion.


9     APPLICABLE LAW

9.1 This Agreement shall be construed and the legal relations between the Parties shall be determined in accordance with the law of the State of New York, U.S.A. without regard to the conflict of law provisions


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Know-How License 12-18-2000                                Page 24 of 36
thereof. Any proceedings to enforce this Agreement, or to resolve disputes relating to this Agreement, shall be brought in the United States District Court for the Southern District of New York, Westchester County Division and the Parties hereby consent to the exclusive jurisdiction and venue of such court. IBM and IBIS waive the right to trial by jury in any matter relating to this Agreement and agree that any proceeding hereunder shall be tried by a judge without a jury.

9.1.1 No action, regardless of form, arising out of this Agreement may be brought by a Party more than two (2) years after the cause of action has accrued.

9.2 Each Party agrees to pay the other Party's attorney's fees and costs of litigation if the first Party, for any reason whatever, brings suit against the other Party and the other Party is finally adjudicated not to have liability.

9.3 If any sentence, paragraph, clause or combination of the same in this Agreement is held by a court of competent jurisdiction to be unenforceable in any jurisdiction, such sentence, paragraph, clause or combination of same shall be unenforceable in the jurisdiction in which it is invalid and the remainder of this Agreement shall remain binding on the Parties in such jurisdiction as if such unenforceable provision had not been contained herein. The enforceability of such sentence, paragraph, clause or combination of same in this Agreement, shall be otherwise unaffected and shall remain enforceable in all other jurisdictions.


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10    MISCELLANEOUS

10.1 IBIS shall indemnify, defend and hold harmless IBM, IBM Subsidiaries at any level, and the affiliates, directors, officers, agents and employees of each of IBM and IBM Subsidiaries at any level (collectively, the "INDEMNIFIED PERSONS" and each, an "INDEMNIFIED PERSON") from and against:

         (1) all claims, demands, costs, liabilities, causes of action, actions, obligations, and damages (including without limitation, reasonable attorneys' fees, claims, demands or damages for business injury, property damage, environmental harm, personal injury, and/or death, but excluding claims, demands or damages relative to any third party's intellectual property rights which are covered by item (2) below) of every kind and every nature, in law or in equity, known or unknown, contingent or otherwise, past, present, or future brought by or on behalf of any third party related to, arising from, or alleged to arise from IBIS's (or any IBIS Subsidiaries' or any IBIS affiliates') development, manufacture, use, misuse, advertising, labeling, marketing, sale, license, transfer, transportation, storage, support, modification, distribution or disposal of (a) any Confidential Information, IBM Improvements, Licensed Product, Consigned Equipment, or Licensed Process (b) any other use of Confidential Information, IBM Improvements, Licensed Product, Consigned Equipment, or Licensed Process; and


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         (2) all claims, demands, costs, liabilities, causes of action, actions, obligations, and damages (including without limitation, reasonable attorneys' fees and/or claims, demands or damages for business injury) brought by or on behalf of any third party related to, arising from, or alleged to arise from any violation of any third party's intellectual property rights in any country by
(a) the use of any Confidential Information, IBM Improvements, Consigned Equipment, Licensed Process or related process, or Licensed Product manufactured, sold, licensed or transferred by IBIS (or by any IBIS Subsidiary or any IBIS affiliate) by any party other than IBM or IBM Subsidiaries, or (b) the sale, license or transfer of any Confidential Information, IBM Improvements, Consigned Equipment, Licensed Process or related process, or Licensed Product by IBIS (or by any IBIS Subsidiary or any IBIS affiliate) to any party other than IBM or IBM Subsidiaries. IBM's Subsidiaries at any level, and the affiliates, directors, officers, agents and employees of each of IBM and IBM Subsidiaries at any level shall continue to be indemnified, defended and held harmless per subsections (1) and (2) of this Section 10.1 even after they cease to be such Subsidiaries, affiliates, directors, officers, agents and employees. Notwithstanding the foregoing, IBIS' obligations of indemnification to IBM with respect to third party claims based on: (a) the purchase of implanted wafers by IBM from IBIS; (b) the implantation by IBIS of wafers supplied to it by IBM and subsequent shipment of such wafers to IBM; or (c) the use by IBM of implanted wafers included in (a) and (b) above shall be governed by terms no less favorable to IBM as those set forth in purchase agreements or services agreements between IBIS and third parties for comparable wafers.


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         (3) IBIS and IBIS's Subsidiaries at any level and affiliates of IBIS release and covenant that they will not sue or otherwise make any claim against any Indemnified Person, regarding any matter which, if it had been the subject matter of a suit brought by a third party, would be subject to the provisions of
Section 10.1(1) and (2) above. Each Indemnified Person shall continue to be released and the covenantors shall continue to covenant to them as provided above even after they cease to be IBM, an IBM Subsidiary at any level, or an affiliate, director, officer, agent or employee of IBM or an IBM Subsidiary at any level. If IBIS or any IBIS Subsidiary at any level or any IBIS affiliate violates this subsection (3) of Section 10.1, IBIS agrees to pay all costs and expenses of defending against such claim or suit incurred by any Indemnified Person, including reasonable attorneys' fees. IBIS shall cause IBIS's Subsidiaries at any level and affiliates of IBIS or any IBIS Subsidiary at any level to so release and not sue the Indemnified Persons as provided above.

10.1.1 Without limiting Section 10.1, above, IBIS agrees to pay all expenses of the defense, including any amount in settlement, of all claims, demands, proceedings and actions which may be asserted against any of the indemnitees specified in Section 10.1, regardless of merit, and agrees to permit IBM, at IBM's expense, to actively participate in the defense or settlement of any of the claims demands, proceedings or actions described above and, in any claim or action brought against IBIS and not IBM, at the option of IBM, to permit IBM, at IBM's expense, to intervene in or become a party to any such claims, demands, proceedings or actions. IBM agrees to permit IBIS, at IBIS's expense and option, to actively


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participate in the defense or settlement of any of the claims or actions described above and, in any such action brought against IBM and not IBIS. Each Party shall promptly notify the other Party of any action, suit, proceeding, claim or demand of which it becomes aware and relating to the indemnification obligations under Section 10.1.

10.2 IBIS will be solely responsible for determining its prices and other terms and conditions for its products sold to its customers. IBIS will be solely responsible for marketing products to its customers, and IBM will have no obligation to provide any support of any kind to IBIS's customers.

10.3 If any Party is rendered wholly or partially unable by force majeure to carry out its obligations under this Agreement, and if that Party gives prompt written notice and full particulars of such force majeure to the other Party, the notifying Party will be excused from performance of its obligations hereunder during the continuance of any inability so caused, but for no longer period; provided that if payment cannot be made due to the existence of a banking crisis or international payment embargo, such amount may be paid within the following thirty (30) days. Such cause will be remedied by the notifying Party as far as possible with reasonable speed and effort. For the purposes of this Agreement, force majeure will mean acts of God, acts of public enemies or terrorists, wars, other military conflicts, blockades, insurrections, riots, epidemics, quarantine restrictions, landslides, lightning, earthquake, floods, washouts, civil disturbances, restraints by or actions of any governmental body (including export or security restrictions on


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information, material, personnel, equipment or otherwise), Year 2000 issues and any other acts or events whatsoever, whether or not similar to the foregoing, not within the control of the Party claiming excuse from performance, which by the exercise of due diligence and commercially reasonable effort that Party will not have been able to overcome or avoid. If the notifying Party cannot remedy the force majeure situation and resume satisfactory performance within thirty
(30) calendar days of the notice, the other Party may at its option immediately terminate this Agreement.

10.4 Each Party agrees to comply with all applicable country, Federal, State, and Local laws, rules, regulations, and ordinances, including those of any duly constituted governmental authority having jurisdiction, and including without limitation, all rules and regulations of the Occupational Health and Safety Administration, Environmental Protection Agency, U.S. Department of Commerce, and U.S. Department of Transportation, as applicable. Each Party will do all things necessary to: (a) obtain in a timely manner all required licenses and approvals; and (b) comply with all applicable laws, rules and regulations, including, but not limited to, the Regulations of the United States Government relating to the export and reexport of technical data, commodities, and products produced as a result of the use of such data. Each Party hereto agrees that it will not export or reexport, directly or indirectly, any technology, software and/or commodities furnished under this Agreement, or the direct product thereof, to any country, or the nationals thereof, specified in such laws, rules, regulations, and ordinances referred to above as an


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unauthorized destination without first obtaining, as applicable, U.S. Government approvals.

10.5 The captions used in this Agreement are for convenience of reference only and are not to be used in interpreting the obligations of the Parties under this Agreement.

10.6 Nothing contained herein, or done in pursuance of this Agreement, will constitute the Parties as entering into a joint venture or partnership or will constitute either Party hereto the agent for the other Party for any purpose or in any sense whatsoever.

10.7 Either Party may disapprove the assignment of any of its former employees to perform work under this Agreement on its premises by the other Party and such personnel will not be so assigned. Each Party will take appropriate preventive steps, before the assignment of any of its employees to perform work under this Agreement, that such Party reasonably believes will ensure that its employees will not engage in inappropriate conduct while on the other Party's premises. Inappropriate conduct will include, but not be limited to: (a) being under the influence of, or affected by, alcohol, illegal drugs or controlled substances or engaging in their use, distribution or sale; (b) the possession of a weapon of any sort; and (c) harassment, threats or violent behavior.

10.8 Representatives and personnel of each Party, during the time they are present on the premises of the other Party will be subject to all rules and regulations prevailing on such premises. Each Party will be


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

responsible for the payment of all compensation and expense of its respective representatives and personnel. None of the representatives or personnel of either Party will be considered, for any reason, to be an employee or agent of the other.

10.9 Each Party represents that it has, or will have in place, established procedures and agreements with its Subsidiaries, employees or others, including subcontractors and vendors, whose services the Party may require, sufficient to enable the Party to comply with all the provisions of this Agreement.

10.10 Any written notice or communication required to be made or given to either Party hereto, pursuant to this Agreement, will be effective upon delivery and will be sent by facsimile, reputable air courier or other means providing verification of delivery, and addressed as set forth below, or to such other address as is designated by written notice given to the other Party:

10.10.1 In the case of IBM:

                       Director of Licensing
                       International Business Machines Corporation
                       North Castle Drive, MD NC119
                       Armonk, New York 10504-1785
                       United States of America
                       FAX: (914) 765-4380


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with a copy to:
                       IP Counsel, East Fishkill
                       International Business Machines Corporation
                        2070 Route 52
                       Hopewell Junction, New York, U.S.A., 12533-6531
                       Fax: (845) 892-6363

10.10.2 In the case of IBIS:

                       Debra L. Nelson
                       IBIS Technology Corporation
                       32A Cherry Hill Drive
                       Danvers, MA 01923
                       Fax: (978) 777-6570


10.11 In no event will a Party be liable to the other Party for incidental damages, lost profits, lost savings or any other such damages, including consequential damages, regardless of whether the claim is for breach of contract, breach of warranty, tort (including negligence), failure of a remedy to accomplish its purpose or otherwise, even if such Party has been advised of the possibility of such damages.

10.12 No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder will operate as a waiver thereof or as a waiver of any other right, power, or remedy hereunder or to the performance of any Party; and no single or partial exercise by a Party of any right, power, or remedy hereunder will preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.


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10.13 Except for obligations under Section 5, and 10.1, each Party's maximum cumulative liability to the other Party for any and all causes of action arising hereunder or in any way relating thereto, regardless of form, shall be limited to five hundred thousand dollars (US$500,000.00).

10.14 For the period of the Term, each Party agrees not to directly solicit or recruit employees of the other Party who: (a) are directly involved in the Project; or (b) have been or are assigned to perform work under this Agreement. This does not restrict general solicitations for employment or the right of any employee of one Party, on that employee's own initiative or in response to general solicitations, to seek employment from the other Party.

10.15 Neither party will assign this agreement to a third party, except as follows. Either Party may assign its rights, privileges, and obligations under this Agreement in connection with a sale or other transfer of such Party's entire business related to production, development and sale of SOI wafers. For the avoidance of doubt: (a) a merger with, (b) sale of more than fifty per cent of the stock to, or (c) acquisition by, a third party is included in the scope of this Section 10.15. Except as provided in the following Section 10.15.1, no other assignment of this Agreement, or assignment of rights or delegation of obligations hereunder, is permitted. Any attempted assignment or delegation in derogation of the foregoing shall be void.

10.15.1 IBM may, in its sole discretion, assign its right to receive payments from IBIS under this Agreement to a third party.


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10.16 Subject to the provisions of Section 4, neither Party will disclose the existence, terms and conditions, or subject matter of this Agreement.

10.17 This Agreement will not be binding upon the Parties until it has been signed below by or on behalf of each Party, in which event it will be effective as of the Effective Date. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and will supersede all contemporaneous and previous communications, understandings and agreements, whether oral or written, between the Parties relating to the subject matter hereof. No amendment or modification of this Agreement will be valid or binding upon the Parties unless made in writing and signed on behalf of such Parties by their respective authorized representatives. The requirement of a signed writing may only be waived in a signed writing.

                                      ####


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         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, who by their signature represent that they are so authorized, to be effective as of the Effective Date.


ACCEPTED AND AGREED TO:                ACCEPTED AND AGREED TO:
IBIS TECHNOLOGY                        INTERNATIONAL BUSINESS
CORPORATION                            MACHINES CORPORATION



By: /s/ MARTIN J. REID                 By: /s/ BIJAN DAVARI
    ------------------------------         ---------------------------------

Martin J. Reid                         Bijan Davari
President                              Vice President, Technology
IBIS Technology Corporation            and Emerging Products
                                       IBM Microelectronics Division
                                       2070 Route 52
                                       Hopewell Junction, NY 12533


Date  DEC 20, 2000                     Date  JAN 8, 2001
      -----------------------------          -------------------------------


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